Exhibit 99

News Release	TRW Inc. 1900 Richmond Road Cleveland, OH 44124

For Immediate Release	Contact Jay McCaffrey, Media 216-291-7179

Ron Vargo, Investor Relations 216-291-7506

TRW CEO DAVID COTE RESIGNS, SUCCESSOR SEARCH BEGINS, SEASONED MANAGEMENT TEAM TO LEAD COMPANY

Company Reaffirms Earnings Guidance

CLEVELAND, February 19, 2002 — TRW Inc. (NYSE:TRW) today announced the resignation of David M. Cote, chairman, president and chief executive officer, subsequent to his acceptance of a position with Honeywell International Corp. The TRW Board of Directors has established a Chief Executive Office to direct the company while it seeks a permanent successor.

The Chief Executive Office will include Philip A. Odeen as non-executive chairman; Timothy W. Hannemann, who will represent the combined $6 billion Aerospace and Systems businesses and will continue to serve as president and chief executive officer of Space & Electronics; and John C. Plant, who will continue as president and chief executive officer of the company’s $10 billion automotive unit. Mr. Odeen, who has been elected to the Board of Directors, was formerly president and chief executive of BDM International Inc. Following TRW’s acquisition of BDM, he directed TRW’s $3 billion Systems business and later became the company’s lead executive in Washington D.C.

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Mr. Odeen said, “TRW management fully intends to sustain and accelerate the strong progress our company has demonstrated. We are making great strides in improving TRW’s credibility among key constituencies while reducing debt, meeting commitments, and transforming the company into a leaner and more focused business. During this time of change, TRW’s management team and its 94,000 employees remain committed to their worldwide customers, in the automotive, aerospace and systems businesses. With our solid core of excellent people and unparalleled technologies, I believe that great things can be expected from TRW.”

TRW reaffirmed its earnings and cash flow guidance provided in its January 24 fourth quarter 2001 earnings release conference call. This guidance included earnings per share growing from $2.36, before unusual charges, in 2001 to $3.30 in 2002, including a $.70 per share favorable impact from the adoption of Financial Accounting Standard 142, accounting for goodwill. The company expects cash flow of $500 million.

TRW Director Kenneth W. Freeman will serve as lead director to interact on a regular basis with members of the Chief Executive Office. He will work closely with the company’s senior executive team to assure continuity and continued implementation of existing strategies. Mr. Freeman is chairman of TRW’s compensation committee and will lead the Board’s search committee. He is chairman and CEO of New Jersey-based Quest Diagnostics Incorporated.

Commenting on the transition, Mr. Freeman said, “TRW has an experienced senior management team that is highly committed to the company and well able to deal decisively with prevailing business issues. The Board has full faith and confidence in management’s ability to carry forward on its commitments and programs and to meet the company’s financial goals. The Board’s executive search committee, comprised of outside directors, is seeking a seasoned business leader who will capitalize on TRW’s strengths, grow its businesses, and continue to increase shareholder value. We anticipate this process to be completed within four to six months.”

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Mr. Freeman is CEO of Quest Diagnostics Incorporated (NYSE: DGX), Teterboro, N.J. Quest Diagnostics is the nation’s leading provider of diagnostic testing, information, and services. The company’s diagnostic testing yields information that enables healthcare professionals to make decisions to improve health. Under Mr. Freeman’s leadership, Quest Diagnostics was spun off by Corning Incorporated at the end of 1996. Since that time it has had strong annual profit growth and has grown sharply since 1999, when it acquired the clinical laboratory business of SmithKline Beecham plc. In April 2001, the company earned the prestigious top ranking in the Barron’s 500, the magazine’s unique report card that grades how well businesses have performed for their investors.

Mr. Odeen, before joining BDM, was vice chairman, management-consulting services, at Coopers & Lybrand, where he directed a practice of 2,500 consultants in 30 cities. Earlier, he served 13 years as managing partner of the firm’s public sector practice. From 1973 to 1978, he was vice president of the Wilson Sporting Goods Company. He has served in senior positions with the Office of the Secretary of Defense and the National Security Council (NSC) staff. He was principal deputy assistant secretary of defense (Systems Analysis) and later led the Defense and Arms Control staff for the NSC. Active in various government advisory groups, primarily in the defense and national security area, Secretary of Defense William Cohen selected him in 1997 to chair the National Defense Panel (NDP). He also was vice chairman of the Defense Science Board, a member of the Chief of Naval Operations Executive Panel, and he has chaired various Defense Science Board Task Forces on the defense industry, logistics, and outsourcing.

Mr. Hannemann has served since 1993 as president and CEO of TRW Space & Electronics, and he is a member of the TRW Management Committee. Previously, Mr. Hannemann was executive vice president and general manager of TRW’s entire Space & Defense business from May 1991 until its reorganization in December 1992. Since joining TRW in 1969 as a member of the technical staff, he has devoted the majority of his career to technical and management positions in support of critical national programs.

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Mr. Plant is president and CEO of TRW’s entire Automotive business and serves as a member of the company’s Management Committee. Prior to being named to his current role in October 2001, Mr. Plant had been president and CEO of TRW Chassis Systems since August 1999. He also had served as vice president and general manager of TRW Automotive following TRW’s acquisition of LucasVarity in May 1999 and was responsible for the former LucasVarity automotive units. He joined Lucas Industries plc in 1978 and held a variety of positions of increasing responsibility. In 1998, Mr. Plant was appointed to run LucasVarity Automotive as president, based in Livonia, Mich.

TRW is a $16 billion corporation that provides advanced-technology products and services for the automotive, aerospace and systems markets. The company’s news releases are available through TRW’s corporate Web site, www.trw.com.

Investors and the general public are invited to listen to an Internet Webcast concerning this announcement, beginning at 5 p.m. ET today, February 19, 2002. This Webcast can be accessed through www.trw.com/investorpresentation.

Statements that are not statements of historical fact may be forward-looking statements. Important factors that could cause TRW’s actual results to differ materially from those contained in any forward-looking statement contained in this release are described below.

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The Company’s results could be affected by: the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels and interest rates; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks.

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